Attachment
RULE 10f-3 REPORT FORM

Additional Information for paragraph (d)
commission or spread comparable recent offerings:
		Comparison # 1 	Comparison # 2 	Comparison # 3 	Comparison # 4

Security:	Jackson Hewitt Salesforce.com,	Strategic
		Tax Service,	Inc.		Hotel
		Inc.				Capital, Inc.

		JTX 		CRM 		SLH

Date Offered	6/21/2004	6/22/2004	6/23/2004
Offering Price 	$17.00 		$11.00 		$14.00
Spread ($)	$0.94 		$0.77 		$0.98
Spread (%)	5.50%		7.00%		7.00%

Type of Security Common Stock	Common Stock	Common Stock
Rating or Quality	N/A 	N/A 		N/A
Size of Issue	$637.5MM	$110MM		$246.4MM
Total Capitalization of Issuer	$639.25MM	$1,113.83MM 	$516.95MM

Note:  Minimum of two comparisons must be completed for each purchase.